EXHIBIT 14. CODE OF ETHICS                                             02/17/04

                    CITIZENS FIRST NATIONAL BANK OF PRINCETON
                               PRINCETON, ILLINOIS

            POLICY RELATING TO CONFLICT OF INTEREST & CODE OF ETHICS

A.       General Statement
         -----------------

         1. The Directors, Officers and Employees of this Bank have established a reputation over a long period of years for their high level of ethical and legal conduct, integrity and sound judgment. This policy in no way suggests that anyone now associated with the Bank does not meet these standards; yet, with changing times and the substantial growth in staff and services performed, basic policies relating to conflict of interest, self-dealing and code of ethics need to be reaffirmed.

         2. The long-term success of the Bank is contingent upon the complete confidence of its customers and the community. This is an area where there can be no compromise with the highest standards.

         3. A conflict of interest exists where a Director, Officer or Employee, or a member of their family has a financial interest, direct or indirect, in a customer, supplier or other principal, dealing with the Bank, and that interest is of such extent or nature that it might reasonably affect their judgment or their decisions exercised on behalf of the Bank.

                  It is the policy of this Bank that Directors, Officers and Employees must avoid personal transactions in which their personal interest will conflict, or appear to conflict, with the best interest of the Bank or the Bank's customers.

         4. Directors, Officers and Employees shall not enter into any business transaction with a Bank customer or fiduciary in which they receive a personal benefit to the detriment of the customer or fiduciary (referred to as self-dealing) due to knowledge and/or position they have with the Bank.

         5. Conflicts of interest may occur in a number of ways. Below are several statements covering possible situations of conflict; they are not all-inclusive, but are set out as guides for the Bank's staff. All potential conflicts of interest must be disclosed to the CEO.

B.       Outside Business Interests
         --------------------------

         1. Where an Officer or Employee or any member of their immediate family has a significant financial interest in any business other than the Bank, they shall report the existence of such interest to the CEO.

         2. No Officer or Employee with a significant financial interest in a business shall make or


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                  approve any bank loan to that business or any bank purchase from that business or shall exercise any discretionary authority whatsoever with respect to any other transaction or course of dealing between the business and the Bank.

         3. When requested, Officers and their spouses will submit detailed combined personal financial statements to the Directors' Audit Committee and the CEO. Such information will be confidential and restricted to review by the above individuals.

C.       Outside Business Activities
         ---------------------------

         1. No Officer or Employee shall engage in or continue in any outside business activity, as an individual owner or as a principal with others, unless such activity shall have been reported to and approved by the CEO.

         2. No Officer or Employee shall engage in an outside business activity that is of such nature that participation will be detrimental to the best interests of the Bank and/or its customers.

         3. Under no circumstances shall any Officer or Employee own or operate any outside business involving the lending or investing of money or the rendering of any other service offered by the Bank, except with approval of the CEO.

D.       Outside Employment
         ------------------

         1. In no instance shall an Officer or Employee engage in any outside employment which might reasonably subject the Bank to criticism or adverse publicity, or which will encroach on Bank working time or necessitate such long hours as to affect their physical or mental effectiveness at the Bank.

         2. No Officer or Employee shall be affiliated as an Employee or any other capacity with any business or financial institution, which provides services that are in direct competition with services provided by this Bank.

         3.       In all instances of existing or proposed outside employment:

                  a.       Officers shall report such to the CEO.

                  b.       Employees shall report to their immediate supervisor.

E.       Outside Businesses for Profit Directorships
         -------------------------------------------

         1. The Bank recognizes the value to itself, to the individual, and to the outside corporation, of having the Bank's Officers, Employees and Directors serve as Directors of outside corporations and has no policy against such directorships where the circumstances are appropriate and no real or apparent conflict of interest is involved.


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CONFLICT OF INTEREST


         2. With respect to Officers and Employees, however, all existing outside directorships shall be reported to the CEO on an annual basis, and all proposed new directorships must first be cleared with the CEO before acceptance.

         3. No Officer or Employee serving as a Director of an outside corporation shall make or approve any bank loan to that corporation or any bank purchase from that corporation or shall exercise any discretionary authority whatsoever with respect to any other transaction or course of dealing between the corporation and the Bank.

F.       Bank Bribery Amendments Act of 1985
         -----------------------------------

         Title 18 U.S.C. S215 states "whoever, as an officer, director, employee, agent, or attorney of a financial institution, corruptly solicits or demands for the benefit of any person, or corruptly accepts or agrees to accept, anything of value from any person, intending to be influenced or rewarded in connection with any business or transaction of such institution; shall be fined not more than $1,000,000 or three times the value of the thing given, offered, promised, solicited, demanded, accepted, or agreed to be accepted, whichever is greater, or imprisoned not more than 30 years, or both, but if the value of the thing given, offered, promised, solicited, demanded, accepted, or agreed to be accepted does not exceed $1,000, shall be fined under this title (18) or imprisoned not more than one year, or both."

         Directors, Officers and Employees shall not accept anything of value in connection with a banking transaction. In addition, they shall not accept anything of value exceeding $50 (including discounts on merchandise or services) from any person doing business with the Bank. As an exception to this policy, Directors, Officers and Employees of the Bank may accept certain discounts from Citizens First National Investment Services that are generally offered to all such individuals at locations where Citizens First National Investment Services maintains an office. Such limitation will allow for those gratuities, which are generally extended in a normal business/social relationship, but should serve as a restraint to undue influence upon the bank staff. If a Director, Officer or Employee is offered or receives something of value beyond the above limit, then the individual receiving the thing of value must report the incident to the CEO.

G.       Civic, Charitable, Professional and Political Activities
         --------------------------------------------------------

         1. The Bank encourages its Officers and Employees to participate in worthy civic, charitable and professional activities.

                  a. As a general rule, however, no such activity shall be permitted to infringe on or impair to any significant extent the time or efficiency of the duties and services of the participating Officer or Employee with the Bank.

                  b. If an assignment with any such activity is likely to involve any significant amount of Bank time, the Officer or Employee shall first obtain the approval of the head of his department before accepting any such assignment.

         2. The Bank also encourages its Officers and Employees to exercise, as individuals, the prerogatives of good citizenship and to participate, as individuals, directly or indirectly in all elective processes at every level of government.


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CONFLICT OF INTEREST


                  a. Any Officer or Employee, however, who engages directly or indirectly in any form of political activity shall notify the CEO before becoming involved and shall clearly and publicly do so as an individual and not as a representative of the Bank.

                  b. As a general rule, no political activity of any kind shall be permitted to infringe on or impair to any significant extent the time or efficiency of the duties and services of the participating Officer or Employee with the Bank.

                  c. No Officer or Employee shall accept a nomination or appointment to any public office without first obtaining the approval of the CEO.

H.       Compensation for Outside Services
         ---------------------------------

         1. No Officer or Employee may receive compensation for an outside service if the Bank provides such service, except as hereafter provided.

         2. Officers and Employees may receive outside services compensation under the following conditions:

                  a.       Income tax service.

                  b.       Bookkeeping and/or accounting work.

                  c.       Clerking public auctions.

                  Inasmuch as clerking sales has been a service provided through the Bank by individual Officers for many years after and during banking hours, Senior Management will determine which Officers will participate in clerking sales. However, in the event that individuals from the Bank clerk a sale in which the customer is a CFNB customer and in financial distress and there is a danger of loss to the Bank, it is expressly understood that no clerking fees will be received by any member of the Bank's staff.

                  d. Managing farms and other real estate as Trustee or Fiduciary.

                  e.       Other services as approved by the CEO.

         3. Staff members will not actively participate in insurance, real estate or stock brokerage sales for compensation.

I.       Serving as an Individual Fiduciary
         ----------------------------------

         1. No Staff Member shall act solely or in conjunction with anyone else in a fiduciary capacity except for (a) members of their immediate family, or (b) with the prior approval of the CEO.

         2. In all instances in which a Staff Member has knowledge that they have been named executor or trustee or in any other fiduciary capacity, solely or in conjunction with anyone else, or that they have been named a beneficiary under the will of any customer that is not a member of


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CONFLICT OF INTEREST


                  their family, they shall report such fact promptly to the CEO.

         3. Where a Staff Member is authorized to act on behalf of another in a fiduciary capacity (excluding a member of their immediate family or a nonprofit community organization) in any dealings with the Bank, before exercising such authority, they shall advise the CEO in writing, setting out the nature of the signing authority, including access to safe deposit boxes and other areas of authority under which the Officer or Employee will act.

J.       Sale or Purchase of Securities or Other Property
         ------------------------------------------------

         1. No Officer or Employee (or member of their immediate family) having knowledge of recommendations or proposed action resulting from the Bank's investment research studies shall make use of such knowledge in a manner which may affect adversely the market price or availability of securities which the Bank or its customers may buy or sell as the result of such research studies.

         2. In purchasing new issues of securities through the Bank, all needs of the Bank's trust accounts shall be satisfied before any Officer, Employee or Director, or member of their immediate family, shall receive any part of his personal order.

         3. Any purchase or sale of securities through the Bank by any Officer, Employee or Director, or member of their immediate family, shall be handled in such a way that the broker is clearly informed that the order is not a Bank or Trust Department Order. In such instances, however, the name of the purchaser or seller need not necessarily be revealed to the broker at the time the order is placed.

K.       Purchase of Assets from the Bank
         --------------------------------

         No Officer, Employee or Director, or member of their immediate family, shall purchase real or personal property offered for sale by the Bank individually or in a fiduciary or agency capacity, where such property is held in a trust account or has been acquired by the Bank by foreclosure or repossession (whether for the Bank or on behalf of another Bank).

L.       Loans and Other Obligations
         ---------------------------

         1. No Officer or Employee shall borrow money from or become obligated in any way directly or indirectly, to any of the Bank's customers or suppliers except for:

                  a. Loans (at current rates of interest) from other banks or other public lending institutions.

                  b. Normal charge accounts or personal bills of a normal nature arising in a way as if, and subject to the same terms, conditions, and treatment, no identification with an Officer or Employee of the Bank were involved.

                  c.       Other exceptions as approved by the CEO.

         2.       Loans to Staff Members


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CONFLICT OF INTEREST


                  a. Executive Officers may obtain real estate loans from the Bank, provided they are sold in the secondary market; however, such borrowings must conform to the appropriate regulations.

                  b. Other Officers and Employees may borrow from the Bank with the approval of the Senior Loan Officer, Commercial Banking Managers, Senior Vice President - Consumer Banking, or the CEO. Loans will be granted only if such requests meet current loan standards as provided in the Bank loan policy.

                  c. Assumptions of real estate loans by any Officer or Employee are authorized providing, however, that any such assumptions must conform to current regulatory requirements.

         3. Nothing herein shall relieve any Officer of the responsibility of making a written report to the Board of Directors as required by Regulatory Agencies stating the date, amount, security and purpose of any loan obtained by any such Officer from any other Bank.

         4. When acting for the Bank, no Officer or Employee shall make or approve any loan to or purchase from (1) any member of their immediate family or (2) any business in which a member of their immediate family has a significant financial interest, or shall exercise any discretionary authority whatsoever with respect to any other transaction or course of dealing between the Bank and any such family member of business.

M.       "Insider Trading" by Officers, Employees & Directors
         ----------------------------------------------------

         1. Care must be taken by every Officer, Employee and Director to avoid improper actions in buying or selling securities, either personally or by the Trust Department of the Bank, based on so-called "insider information" or on other confidential information which might affect the market price of corporate securities.

         2. No Officer, Employee or Director or member of their immediate family, shall make use of any significant information coming to their attention, by virtue of their position with the Bank about the affairs of Citizens First National Bank, in buying or selling the stock of Princeton National Bancorp, Inc., either personally or for trust accounts or in advising others to buy or sell such stock, until such information has been made available generally to the market and all stockholders of Princeton National Bancorp, Inc.

         3. This is not meant to preclude the purchase or sale of Princeton National Bancorp, Inc. stock by Officers, Directors and/or Employees that may from time to time be made available to them in the normal course of business.

N.       Use of Bank Services by Officers and Employees
         ----------------------------------------------

         1. When utilizing a type of service provided and offered by Citizens First National Bank, Officers will, if at all possible, use the services of the Bank, except in those situations where the service is of such type that a member of the family can provide the service.

         2. Employees and their families are encouraged to use Bank services when such services are


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CONFLICT OF INTEREST


                  applicable to their needs.

O.       Code of Ethics
         --------------

         A Code of Ethics sets forth a discipline of moral duty and conduct in support of the demanding standards of a profession. The Bank has a professional obligation to its customers, directors, and the general public. This obligation can best be met through adherence to a Code of Ethics. Individual professional judgment is essential in the application of this Code.

         The Code

         1. Discharge your responsibilities with thoroughness, competency, honesty, and objectivity.

         2. Examine and/or review sufficient factual information before presenting a report or making a decision.

         3. Respect the confidentiality and proprietary nature of information received in the performance of your duties, refrain from using such information for personal gain and not knowingly permit any other person to use such information for personal gain.

         4. Refrain from entering into any activity that is in conflict with the interest of the Bank. Avoid activities or the acceptance of anything of value that prejudices your ability to objectively discharge your professional duties and responsibilities.

         5. Report individual misconduct and unlawful practices to an Executive Officer of the Bank.

         6. Strive to enhance the knowledge and skills necessary to competently and effectively perform your duties.

         7. Maintain high standards of ethical conduct and character in both professional and personal activities.

         8. Uphold the standards and responsibilities of Citizens First National Bank.

P.       Directors
         ---------

         Most potential conflict of interest situations occur involving Officers and Employees; however, where applicable, this policy also applies to Directors. In addition to the previously stated policies, Directors also will adhere to the additional:

         1. In general, Directors will not receive any special consideration relative to Bank services normally provided to Bank customers.

                  a. Loan standards (quality and terms) using comparable analysis procedures will be applied to Directors' loan applications and loans on the same basis as other loan customers. This does not suggest that the Bank will not make loans to Directors, but clearly defines that the Directors will not be granted preferential status. This policy also applies to the Directors' immediate families and any partnership or corporation in


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CONFLICT OF INTEREST


                           which the Director owns a substantial interest.

                  b. Directors shall not be granted preferential interest rates on loans.

                  c. All loans and/or lines of credit will be individually approved by Board action.

         2. Bank Directors may not serve as a Director of another organization that provides services of any type that are comparable to services provided by the Bank, if the organization has an office located within the Bank's market area, unless the organization is an affiliate of the parent bank holding company.

         3. Directors will not utilize any information made available to them due to position as a Director relative to Bank customers for personal benefit or benefit to their immediate family or any organization in which the Director is a substantial owner.

         4. Individual Bank Directors will not be in a business that provides services comparable to any service provided by the Bank, without prior knowledge and approval of the entire Board.

         5. Directors shall not perform any act or be associated with any business or organization whereby in doing so the act or relationship would be obviously detrimental to the welfare of the Bank.

         6. As part of their Board responsibility, Directors will use the services provided by the Bank and are encouraged not to utilize similar services provided by other individuals and/or organizations.

Q.       Training
         --------

         The Bank's Conflict of Interest & Code of Ethics Policy will be reviewed with new employees during their new employee orientation.


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